Exhibit n.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Prospectus of the Registration Statement (No. 333-238621) on Form N-2 of First Eagle Alternative Capital BDC, Inc. of our report dated August 26, 2020, relating to the consolidated financial statements of OEM Group, LLC and Subsidiaries as of and for the year ended December 31, 2019 and 2018, appearing in the 2019 First Eagle Alternative Capital BDC, Inc. (formerly, THL Credit, Inc.) Form 10-K/A filed on December 1, 2020.

We also consent to the reference to us under the heading “Experts”, in such Prospectus.

/s/ RSM US LLP
Phoenix, Arizona
December 1, 2020